UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 29, 2005

VitalStream Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-17020	87-0429944

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100 Irvine, California	92618

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:	(949) 743-2000

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01      Entry into a Material Definitive Agreement (Amendment)

             On September 29, 2005, the company and Comerica Bank agreed to extend the maturity date of the company's existing credit facility to allow the parties additional time to negotiate a continuation or replacement of the existing credit arrangement that will better meet the Company's current and anticipated needs.

             As previously reported in a Current Report on Form 8-K filed on October 13, 2004, VitalStream Holdings, Inc. and its wholly owned subsidiaries VitalStream, Inc. and VitalStream Broadcasting Corporation (collectively, the "Company") entered into a Loan and Security Agreement ("Agreement") with Comerica Bank ("Bank") pursuant to which the Bank may extend up to an aggregate of $4,000,000 in credit to the Company.

             The Agreement provides for a term line of credit of up to $2,000,000 to finance equipment purchases that was available for purchases made prior to September 30, 2005, for a revolving line of credit of up to $2,000,000 for general working capital needs, with interest equal to the Bank's published prime rate payable monthly until the maturity date of September 30, 2005, at which time all accrued and unpaid interest and principal was to become due and payable.

             The substance of the letter amendment that extended the maturity date of the Agreement reads in its entirety as follows:

             "Comerica Bank has approved an extension of the above-referenced credit facility to November 30, 2005, from its current maturity date as evidenced by that certain Loan and Security Agreement dated October 7, 2004, as may be or have been modified from time to time. Except as modified and extended hereby, the existing loan documentation as amended concerning your obligation remains in full force and effect."

             The summary of the Agreement set forth above is incomplete and, because it is only a summary, omits certain details and nuances set forth in the underlying documents. The summary set forth above is subject to, and superseded by, the terms and conditions of the documents attached as Exhibits to the prior Current Report on Form 8-K filed on October 13, 2004.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2005	VitalStream Holdings, Inc.

	By:	/s/ Mark Belzowski

Mark Belzowski, Chief Financial Officer